Exhibit 10.1

Effective August 11, 2003

SILICON GRAPHICS, INC.

VICE PRESIDENT SEVERANCE BENEFITS PLAN

AND SUMMARY PLAN DESCRIPTION

Silicon Graphics, Inc., a Delaware corporation (“SGI”), has adopted this Silicon Graphics Inc. Vice President Severance Benefits Plan and Summary Plan Description (the “Plan”) to provide severance benefits to eligible employees. This Plan will supersede any severance benefit plan, program or practice previously maintained by SGI or its subsidiaries (the “Company”).

This Plan is designated to be an “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is governed by ERISA and, to the extent applicable, the laws of the State of California. This document constitutes both the official plan document and the required Summary Plan Description under ERISA. The Plan is also intended to satisfy, where applicable, the obligations of the Company under the Federal Worker Adjustment and Retraining Notification (“WARN”) Act.

1. Events That Trigger Benefits. Benefits will become payable to you under the Plan if you are permanently laid off after August 11, 2003, pursuant to a Company initiated reduction in force while you are eligible for benefits under this Plan.

2. Plan Eligibility. You are generally eligible for this Plan if, at the time of a Company-initiated reduction in force you receive a written Notice of Eligibility, you are a full-time or part-time regular U.S. employee of the Company in a vice president position and you execute a written Release (as set forth in Section 5) and do not revoke the Release within the time permitted under applicable state or federal law. You are not eligible for this Plan if you are a temporary employee, temporary agency worker or independent contractor or if you are covered under a separate written agreement with the Company that provides severance or severance type benefits. In addition, you will not be eligible for benefits under the circumstances set forth in Section 3.

3. Benefit Ineligibility.

(a) Resignation, Discharge or Declines Another Company Position. You will not be eligible for benefits under this Plan if your employment terminates by resignation (even if you felt compelled to resign), by retirement, death, or disability (except as set forth herein), or by discharge for poor performance, misconduct, or any other reason except layoff. You will not be eligible for benefits under this Plan if, before the date of your scheduled termination, you are employed by or have been offered other qualifying employment (as determined by the Plan Administrator) with the Company, any of its affiliates or a Successor Employer (pursuant to paragraph (b) below).

Qualifying employment may include, but is not limited to, reassignment to a position in the same geographic area, as determined by the Plan Administrator with a pay band that includes your salary in effect at the date of Notice of Eligibility and is no more than two salary levels below your position at the date of Notice of Eligibility. The Plan Administrator is responsible for making all determinations relating to eligibility for benefits and shall have the sole and absolute discretion to determine whether, for purposes of this Section 3(a), your termination is for a reason other than layoff or whether you are ineligible for benefits as a result of declining another qualifying employment position.

(b) Successor Employment. You will not be considered to have been laid off, and will not be entitled to severance benefits under this Plan, if the Plan Administrator determines, in its sole and absolute discretion, that you have been offered reasonably comparable employment by a Successor Employer to commence promptly following your termination by the Company, whether you accept the position or not. A “Successor Employer” includes any affiliate of the Company or any other entity that directly or indirectly acquires (i) all or any portion of the assets or operations of SGI, or any subsidiary; (ii) all or any portion of the outstanding capital stock of SGI, or (iii) fifty percent (50%) or more of the capital stock of any subsidiary of SGI; or that (iv) offers employment to a group of Company employees in connection with the assumption of operations or functions formerly carried out by the Company or with an asset purchase, business combination or spin off, or other transfer of assets or business teams formerly employed at the Company.

(c) Personal or Family Medical Leaves of Absence. If you are on an unpaid leave of absence without a right of reinstatement, you will not be eligible for benefits under this Plan. If you otherwise meet the criteria for plan eligibility set forth under Section 2 and are on a family or medical leave of absence, you are eligible for benefits under this plan. The Notice Period set forth in Section 4 and your family leave period will run concurrently.

(d) Independent Contractors. If the Company is not treating you as a common-law employee, as conclusively evidenced by its failure to withhold taxes from your compensation, you are not eligible for benefits under the Plan, even if you are determined by a governmental agency or court to be a common-law employee of the Company.

(e) Transition Assistance. You will not be entitled to benefits under this Plan unless you satisfy to the Plan Administrator’s satisfaction, all transition assistance requests of the Company in connection with your layoff, such as aiding in the location of files or preparing any documentation, or records or preparing invention disclosure forms or otherwise cooperating in the patent application process. In addition you will not be entitled to any benefits under this Plan unless you return all Company property in your possession or under your control, including but not limited to, all equipment, documents, data, information and media pertaining to the past, present, future or anticipated business, research, development, trade or industry of the Company, any information regarding patents, trade secrets, or other confidential information of the Company or other entities which the Company is obligated to protect and all copies of such materials in tangible, magnetic, digital or other form.

(f) Changed Decisions. The Company has the right to cancel or reschedule your layoff before you terminate employment. You will not be eligible for severance benefits under this Plan if your layoff is canceled.

(g) Death. You will not be eligible for benefits under this Plan if you die before you receive any or all of your severance benefits under the Plan. 4. Notice Period. You will be paid your Base Pay (the “Notice Payment”) and continue to be eligible for your regular employee benefits until the effective date of termination of employment (the “Termination Date”), which will be 60 days after the date of your Notice of Eligibility or your resignation, except as otherwise provided under Sections 6, 7 or 8 below. You will be paid in the same manner and at the same frequency as in effect on the date of Notice of Eligibility, and payment will be subject to the required tax withholding and payroll deductions.

5. Severance Benefits. If you are entitled to severance benefits under the Plan, you will receive a Severance Benefit equal to 8 weeks of your Base Pay, plus an amount equal to one week of your Base Pay for each Year of Service, up to a total maximum payment of 24 weeks of your Base Pay, but only if you execute a termination agreement and general release form including a six month non-solicitation period (the “Release”) prescribed by the Plan Administrator and file it with the person, and within the time period, the Plan Administrator prescribes and any revocation period for the release mandated by state or federal law expires. If you are rehired by the Company prior to the end of the period covered by your Severance Benefit, you will be responsible for repaying the excess portion of the Severance Benefit to the Company.

“Base Pay” means your base rate of pay at the time of Notice of Eligibility, including shift differential but excluding overtime, sales commissions (except as described below), bonuses, premium pay, employee benefits, expense reimbursements, amounts paid for the purpose of retention, including but not limited to retention, stay or transition bonuses, and similar amounts. However, amounts withheld from your pay for taxes, employee benefits, or other reasons will be disregarded in calculating your pay. If you are a salaried full-time employee, your weekly Base Pay is calculated by converting an administratively determined hourly rate (based on your actual variable pay earnings for a prior 12 month period determined by the Plan Administrator in its sole and absolute discretion, not to exceed your current target compensation for employees on a sales compensation plan) into a weekly rate. If you are an hourly full-time employee, your weekly Base Pay is your regular hourly rate multiplied by your scheduled hours per week for full-time employees. If you are a part-time employee, your weekly Base Pay will be the pro-rated salary for your time worked as a part-time employee (based on the ratio of scheduled part-time hours compared to scheduled full-time hours).

“Years of Service” means your full years of employment with the Company and its affiliates in your most recent period of employment. If you had a break in service at the Company, your Severance Benefit is based on your adjusted hire date. If your date of rehire is prior to January 1, 1999, your adjusted hire date takes into account the service time you had prior to your date of termination and is determined once you have been rehired for at least 12 months. If your date of hire or rehire is January 1, 1999 or after, your adjusted hire date takes into account the service time you had prior to your date of termination if you have been rehired at the Company within two (2) years of your most recent termination date. Fractional periods of six months or greater will be rounded up to the next full year of employment. Pro-rated Severance Benefits will not be paid for any fractional period of less than six months.

Your Years of Service and Base Pay (including the weekly rate) will be determined by the Plan Administrator, in its sole and absolute discretion, as of the date benefits become payable to you.

6. Payment.

(a) Form of Payment. The Company reserves the right to pay your Severance Benefit in the same manner and at the same frequency as in effect on the date of Notice of Eligibility, and payment(s) will be subject to the required tax withholding. The Company reserves the right to reduce the amount of the Severance Benefits otherwise payable under the Plan by the amount of any monies owed by you to the Company.

(b) Time of Payment. Your Severance Benefit will not be payable until the expiration of any revocation period for the General Release mandated by state or federal law.

7. Other Benefits.

(a) Outplacement. The Plan Administrator, in its sole and absolute discretion, will determine (i) the type of outplacement benefits which will be provided, if any, and (ii) the eligibility requirements for any such benefits.

(b) Cobra Continuation. If you receive a Severance Benefit under the Plan, you may also be eligible to continue your coverage under the Company’s medical, dental and vision plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Company will contribute a portion of COBRA premiums for you, if eligible, and your eligible dependents through the end of the last month in the period covered by your Severance Benefit if you and/or your eligible dependents return the COBRA election documentation within sixty (60) days of your Termination Date in addition to the executed General Release. You will be required to continue to make your usual benefits co-pay. Failure to return the executed General Release and the COBRA election documentation within sixty (60) days of your Termination Date will result in ineligibility for Company contributed COBRA benefits for both you and your covered dependents. However, no provision of this Plan will affect your statutory right to continuation coverage under COBRA. The Plan Administrator, in its sole and absolute discretion, will determine the amount of contribution that the Company will make for COBRA premiums and the amount of your contribution.

(c) Sabbatical. Eligibility for sabbatical ends as of the date of your Notice of Eligibility under the Plan and will not extend or delay your Notice Period or Termination Date or otherwise affect the severance benefits for which you are eligible under the Plan. If you are on sabbatical at the date of your Notice of Eligibility under the Plan, any remaining sabbatical will run concurrent with the Notice Period and will not extend or delay your Notice Period or Termination Date or otherwise affect the severance benefits for which you are eligible under the Plan.

(d) Other Employee Benefits. Except as otherwise provided herein, all Company non-health benefits (such as life insurance, disability coverage, accidental death and dismemberment, the health care spending account, dependent care assistance, etc.) will terminate as of your Termination Date or as otherwise provided in the relevant plan document or insurance contract (except to the extent that any conversion privilege is available).

8. Disability and Leaves of Absence. If you are receiving total disability benefits or are on a leave of absence (other than a personal or family medical leave) at the time you become eligible for benefits under the Plan, your Notice Period will commence on the earlier of the date your leave or disability ends or your employment otherwise terminates under the Company’s disability or leave policy.

9. Integration With Other Payments. Should the Plan Administrator, in its sole and absolute discretion, determine that any other benefits are or may become payable, including but not limited to workers’ compensation wage replacement benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the Workers’ Adjustment and Retraining Notification (WARN) Act, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator will determine how to apply this provision, and may override other provisions in this Plan in doing so.

10. Taxes. Taxes will be withheld from benefits provided under the Plan to the extent required by law.

11. Relation to Other Plans, Programs or Arrangements. Any other severance or similar Company plan, program or arrangement that might apply to you is superseded and replaced by this Plan. Severance Benefits under this Plan will not be counted as “compensation” for purposes of determining benefits under any other company compensation or benefit plan, program or arrangement. All such plans, programs or arrangements, to the extent inconsistent with this Plan, are hereby amended as necessary. No benefits that would constitute “excess parachute payments” within the meaning of Internal Revenue Code Section 280G, or cause any other amounts to be excess parachute payments, will be payable under this Plan.

12. No Right to Employment. No provision of this Plan is intended to provide you or any other employee with any right to continue employment with the Company or affect the Company’s right, which right is hereby expressly reserved, to terminate the employment of any individual at any time for any reason, with or without cause.

13. Plan Administration.

(a) Plan Sponsor and Administrator. The “Plan Sponsor” and “Plan Administrator” of the Plan is Silicon Graphics, Inc. with principal offices at 1600 Amphitheatre Parkway, Mountain View, CA 94043-1351. The Plan Administrator is the named fiduciary and is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the exclusive discretion and authority to administer and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including but not limited to, eligibility to participate in the Plan and the amount of benefits to be paid under the Plan. The Vice President, Human Resources and/or his respective designees may act on behalf of the Plan Administrator with full discretionary authority.

The Vice President, Human Resources and/or his respective designees may act on behalf of the Plan Administrator to review all initial claims for benefits under the terms of the Plan. The Plan Administrator shall afford a full and fair review of any denial of a claim by the Plan Administrator, or the Vice President, Human Resources, and/or their respective designees for benefits under the terms of the Plan.

(b) Finality of Determinations. Except as provided otherwise by applicable law, all actions taken and all determinations made in good faith by or on behalf of the Plan Administrator shall be final and binding on all persons.

14. Amendment or Termination. The Company reserves the right, in its sole and absolute discretion and without prior notice, to modify, amend or terminate the Plan at any time and in any manner. Because the provisions of the Plan are intended to serve as mere guidelines for the payment of severance benefits under certain prescribed circumstances, it is not intended that any employee obtain any vested right to severance benefits. Accordingly, any termination or amendment of the Plan may be made effective immediately with respect to any benefits not yet paid, whether or not prior notice of such amendment or termination has been given to affected employees.

15. Costs and Indemnification. All costs of administering the Plan and providing Plan benefits will be paid by the Company out of general assets. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless members of the Vice President, Human Resources arising out of the carrying out of the responsibilities of the Plan Administrator; provided, however, such person does not act with gross negligence or willful misconduct.

16. Assignment of Benefits. Assignment or alienation of any benefits provided by the Plan will not be permitted or recognized. However, payments and benefits under the Plan may be reduced or offset by any amount a participant may owe the Company, to the extent permitted by applicable law.

17. Benefit Claim and Appeal Procedures.

(a) If you believe you are incorrectly denied a benefit or are entitled to a greater benefit than the benefit you received under the Plan you may submit a signed, written application to the Plan Administrator within ninety (90) days of the date the revocation period for the Release mandated by state or federal law expires or, if you were not provided the opportunity to execute a release within a reasonable period of time after the occurrence of an applicable Company-initiated reduction in force, within ninety (90) days after the occurrence of such reduction in force. You will be notified in writing of the approval or denial of this claim within ninety (90) days of the date that the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial ninety (90) day period indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to notify you of approval or denial of the claim. In no event will an extension extend beyond ninety (90) days after the end of the initial ninety (90) day period. If your claim is denied, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based, and provide a description of any material or information necessary for you to perfect the claim and why such material or information is necessary. The written notification will also provide a description of the Plan’s review procedures and the applicable time limits, including a statement of your right to bring a civil suit under section 502(a) of ERISA following denial of your claim on review.

(b) You will have sixty (60) days from receipt of the written notification of the denial of your claim to file a signed, written request for a full and fair review by the Vice President of Human Resources of the denial. This request should include the reasons you are requesting a review and may include facts supporting your request and any other relevant comments, documents, records and other information relating to your claim. Upon request and free of charge, you will be provided with reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. Pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the Plan, the Vice President of Human Resources will generally make a final, written determination of your eligibility for benefits within sixty (60) days of receipt of your request for review, unless special circumstances require an extension of time for processing the claim. This review will take into account all comments, documents, records and other information submitted by you relating to your claim, whether or not submitted or considered in the initial review of your claim. In the event an extension is necessary, you will be provided written notice prior to the end of the initial sixty (60) day period indicating the special circumstances requiring the extension and the date by which the Vice President of Human Resources expects to render a determination on review. In no event will an extension extend beyond sixty (60) days after the end of the initial sixty (60) day period. If an extension is required because you fail to submit information that is necessary to decide your claim, the period for making the benefit determination on review will be tolled from the date the notice of extension is sent to you until the date on which you respond to the request for additional information. If your claim is denied on review, the written notification will state specific reasons for the denial, make specific reference to the Plan provision(s) on which the denial is based and state that you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim, including any document, record or other information that was relied upon in, or submitted, considered or generated in the course of, denying your claim. The written notification will also include a statement of your right to bring an action under section 502(a) of ERISA.

(c) The Plan Administrator or its designee will require that documentation be kept demonstrating that all benefit claim determinations have been made in accordance with Plan provisions and, where appropriate, that those provisions have been applied consistently with respect to similarly situated participants. If your claim is initially denied or is denied upon review, you are entitled to receive upon request, and free of charge, reasonable access to, and copies of, any document, record or other information that demonstrates that (1) your claim was denied in accordance with the terms of the Plan, and (2) the provisions of the Plan have been consistently applied to similarly situated Plan participants, if any. In pursuing any of your rights set forth in this Section 17, your authorized representative may act on your behalf.

18. Rights of a Plan Participant under ERISA. If you are a participant in the Plan you are entitled to certain rights and protections under ERISA. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefits plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan participants. No one, including a participant’s employer or union or any other person may fire or otherwise discriminate against a participant in any way for the purpose of preventing a participant from obtaining a benefit to which he/she is entitled or exercising rights under ERISA. If any claim for a Plan benefit is denied or ignored, in whole or in part, the person whose claim was denied must receive a written explanation of the reason for the denial. Such person has the right to the claims procedures set forth above in Section 17.

Under ERISA, there are steps to take to enforce the above rights. For instance, if materials from the Plan are requested but not received within 30 days, the person making the request may file suit in a federal court. In such cases, the court may require the Plan Administrator to provide the materials and pay that person up to $110 a day until the materials are received, unless they were not sent because of reasons beyond the control of the Plan Administrator. Anyone whose claim for severance benefits is denied or ignored, in whole or in part, may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money (if any) or if anyone is discriminated against for asserting rights under the Plan, he or she may seek assistance from the U.S. Department of Labor or may file suit in a federal court, but an action relating to a claim for benefits may not be filed prior to exhausting the claims procedure under the Plan. The court will decide who will pay court costs and legal fees. If that person is successful, the court may order the party that was sued to pay the court costs and legal fees. If that person loses, the court may order him or her to pay these costs and fees if, for example, it finds that the claim or suit was frivolous.

Anyone who has questions about the Plan should contact the Plan Administrator. Anyone who has questions about this statement of participants’ rights, about rights under ERISA or who needs assistance in obtaining documents from the Plan Administrator should contact the nearest area office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington D.C. 20210. Certain publications about participants’ rights and responsibilities under ERISA may be obtained by calling the publications hotline of the Pension and Welfare Benefits Administration.

19. Plan Documents. If you are eligible for benefits under the Plan, you are entitled to examine, without charge, Plan documents and copies of all documents filed with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions. These documents are available for review at SGI, 1600 Amphitheatre Parkway, Mountain View, CA 94043-1351. If you are unable to examine these documents there, you should write to the Vice President, Human Resources at the above address specifying the documents to be examined and the Company work location at which you wish to examine them. Copies of such documents will be made available for examination at the work location within ten (10) days of the date the request is received. At any time, you may request copies of the Plan documents by writing to: SGI, Attention: Human Resources Department (Mail Stop 740), 1600 Amphitheatre Parkway, Mountain View, CA 94043- 1351. You will be charged a reasonable fee for copies of the documents requested, unless federal law requires that the documents be furnished without charge. You may also request a summary of the Plan’s annual financial report.

20. Plan Records. The Plan Year End (for purposes of maintaining the Plan’s fiscal records) is June 30. The Company and the Plan are identified by the following numbers under Department of Labor rules:

Name of Plan:	Silicon Graphics, Inc. Vice President Severance Benefit Plan

Company Sponsoring Plan:	Silicon Graphics, Inc. 1600 Amphitheatre Parkway Mountain View, CA 94043-1351

Employer Identification Number:	94-2789662

Plan Number:	510

Plan Year:	July 1– June 30

Plan Administrator:	Silicon Graphics, Inc. c/o Vice President, Human Resources 1600 Amphitheatre Parkway Mountain View, CA 94043-1351

Agent for Service of Legal Process:	Vice President and General Counsel

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the plan is paid by Silicon Graphics, Inc.

21. Effective Date. This Plan is effective commencing August 11, 2003, and shall remain in effect until modified, amended or terminated pursuant to Section 14.